Exhibit 99.1

FOR IMMEDIATE RELEASE

WHEELER REAL ESTATE INVESTMENT TRUST, INC. ANNOUNCES
APPOINTMENT OF NEW CHIEF FINANCIAL OFFICER

Virginia Beach, VA – January 11, 2016 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”), a company specializing in owning, acquiring, financing, developing, renovating, leasing and managing income producing assets, such as community centers, neighborhood centers, strip centers and free-standing retail properties, today announced that Wilkes Graham will join the Company as its Chief Financial Officer, effective Tuesday, January 19, 2016. Mr. Graham will oversee corporate finance, accounting, investor relations and capital and financing strategies for the Company and will report to CEO and Chairman, Jon Wheeler. Mr. Graham will succeed Steven Belote, who will remain with the Company as its Chief Operating Officer.

Mr. Graham has over 16 years of experience in the real estate and financial services industries. Since 2010 Mr. Graham has worked with Compass Point Research & Trading, LLC (“Compass Point”), an independent, full-service investment firm focused exclusively on the financial services sector, where he served as Director of Research and as a Senior Sell-Side Equity Research Analyst. As the firm’s Real Estate Analyst, Mr. Graham’s primary responsibilities included performing proprietary financial analysis in which he forecasted earnings and predicted the stock performance of over 30 publicly traded REITs, real estate operating companies and homebuilders. As Director of Research, Mr. Graham managed and oversaw the strategic direction of the firm’s research department.

Prior to joining Compass Point, Mr. Graham worked as a Vice President and a Senior Sell-Side Analyst focused on the real estate sector at FBR Capital Markets & Co. (“FBR”) (NASDAQ:FBRC), a full-service investment bank that offers equity and fixed income research services to institutional investors. Previously, he worked as a Research Associate covering REITs for Raymond James & Associates (NYSE: RJF), a leading diversified financial services company.

Mr. Graham received his Bachelors of Science in Business Administration and his Master of Business Administration from the University of North Carolina’s Kenan-Flagler Business School. During his career, Mr. Graham has conducted due diligence on over 35 real estate related capital market transactions and is National Association of Securities Dealers Series 7, 24, 63, 86, and 87 certified.

Jon S. Wheeler, Chairman and CEO, stated, “We are delighted that Wilkes has joined us as CFO. We have a long relationship with Wilkes, and he is familiar with our company, our assets, our business model and our target markets. We believe his ability to generate value-added analyses and develop financial models will transfer well into his role as CFO. In addition, his experience and knowledge of the real estate and financial services industries will prove invaluable as we advance in our development and continue to execute our business plan and strategic initiatives. We believe that Wilkes is a proven leader in the REIT industry, and we welcome him to the team.”

Mr. Wheeler continued, “Furthermore, we are pleased Steven has assumed the role of Chief Operating Officer and believe he is the perfect candidate for this position. His solid understanding of our financials and experience in regulatory matters will assist greatly in managing our daily operations, and we are confident that he will continue to play a key role in the Company’s growth. He has been integral to our success since joining the Company prior to our IPO.”

About Wheeler Real Estate Investment Trust Inc.
Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. is a fully-integrated, self-managed commercial real estate investment company focused on acquiring and managing income-producing retail properties with a primary focus on grocery-anchored centers. Wheeler’s portfolio contains well-located, potentially dominant retail properties in secondary and tertiary markets that generate attractive risk-adjusted returns, with a particular emphasis on grocery-anchored retail centers.
Additional information about Wheeler Real Estate Investment Trust, Inc. can be found at the Company’s corporate website: www.whlr.us.

Contact

AT THE COMPANY:	INVESTOR RELATIONS:
-OR-

Wheeler Real Estate Investment Trust, Inc.	The Equity Group Inc.

Robin Hanisch	Terry Downs

Corporate Secretary	Associate

(757) 627-9088	(212) 836-9615

robin@whlr.us	tdowns@equityny.com

Laura Nguyen	Adam Prior

Director of Capital Markets	Senior Vice-President

(757) 627-9088	(212) 836-9606

lnguyen@whlr.us	aprior@equityny.com